Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Prices Offering of $700 Million of Convertible Senior Notes

Notes offered in Two $350 Million Series, Due in 2018 and 2020

Up to $500 million of offering proceeds to be used for repurchase of existing convertible notes

WILMINGTON, DE — November 7, 2013 — Incyte Corporation (Nasdaq: INCY) today announced the pricing of a total offering of $700 million aggregate principal amount of its convertible senior notes, consisting of $350 million aggregate principal amount of 0.375% convertible senior notes due 2018 (the 2018 notes) and $350 million aggregate principal amount of 1.25% convertible senior notes due 2020 (the 2020 notes).  The notes are being offered in a private placement to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933. Incyte has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount of each series of the notes.

Entities affiliated with Julian C. Baker, a director of the Company, have agreed to purchase $500 million aggregate principal amount of notes in this offering, consisting of $250 million aggregate principal amount of the 2018 notes and $250 million aggregate principal amount of the 2020 notes.

The Company intends to use a portion of the net proceeds from this offering to repurchase a portion of the outstanding 4.75% convertible senior notes due 2015 of the Company (2015 notes) held by entities affiliated with Mr. Baker, in one or more privately negotiated transactions.  The Company has agreed to purchase 2015 notes from the Baker entities for an aggregate consideration, including accrued interest, of approximately $475 million, or a total of approximately $500 million if the option granted to the initial purchasers in respect of each series of notes is exercised in full.  The repurchase would result in the retirement of approximately $111.5 million aggregate principal amount of the 2015 notes (approximately $117.4 million if the option granted to the initial purchasers in respect of each series of notes is exercised in full). The Company intends to use the remainder of the net proceeds from this offering to continue investing in research and development, and for other general corporate purposes.

The 2018 notes will mature on November 15, 2018, and the 2020 notes will mature on November 15, 2020. The 2018 notes and 2020 notes will bear cash interest, payable semi-annually, and will not be redeemable prior to maturity.  The 2018 notes and 2020 notes will be convertible only during certain periods and subject to certain circumstances, into cash, shares of Incyte’s common stock, or a combination of cash and shares of Incyte’s common stock, at Incyte’s election.  The initial conversion rate for the 2018 notes and the 2020 notes is 19.3207 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $51.76 per share, and is subject to adjustment in certain circumstances.  This initial conversion price represents a premium of approximately 40% relative to the last reported sale price of Incyte’s common stock on November 7, 2013 of $36.97.

The offering is expected to close on November 14, 2013, subject to customary closing conditions.

Goldman, Sachs & Co., J.P. Morgan and BofA Merrill Lynch are acting as joint book-running managers for this offering, and Cowen and Company, Jefferies LLC, JMP Securities and UBS Investment Bank are acting as co-managers for this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intended use of net proceeds from the offering and the expected closing date of the offering, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including difficulties or delays in closing the offering, fluctuations in the price of the Incyte’s common stock, satisfaction of the conditions to closing of the offering, uncertainties associated with the repurchase and retirement of outstanding debt, unanticipated costs in research and development efforts or other unanticipated cash requirements, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Incyte disclaims any intent or obligation to update these forward-looking statements.